Filed Pursuant to Rule 433
Registration No. 333-134553

Final Terms and Conditions

10YR Lehman Curve Note

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings (A1, A+, A+)

Principal Amount:	USD 60,000,000

CUSIP:	52517PN64

Trade Date:	October 20, 2006

Issue Date:	November 7, 2006

Maturity Date:	November 7, 2016

Issue Price:	100.00%

Coupon	For each Interest Calculation Period commencing on or after :

The Issue Date to but excluding November 7, 2007: 11.00%

November 7, 2007: 11.00% x Interest Accrual Factor, subject to a minimum coupon of 0.00%

Interest Calculation
Period

Semi-annually from and including each Interest Payment Date (or the Issue Date, in the case of the first Interest Calculation Period) to but excluding the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Calculation Period)

Daycount Basis	Unadjusted modified following 30/360

Interest Payment Dates	Semi-annually on the 7th of each May and November, commencing on May 7, 2007 and ending on the Maturity Date

Interest Accrual Factor:

For any Interest Calculation Period commencing on or after November 7, 2007, the number of calendar days (including non Business Days) in respect of which SPREAD REF is greater than or equal to 0.20% during that Interest Calculation Period divided by the total number of calendar days (including non Business Days) in the Interest Calculation Period.

SPREAD REF	For any day in an Interest Calculation Period (subject to the Rate Cut Off):

SPREAD REF = 5yr CMS Rate - 2yr CMS Rate

5yr CMS Rate

On any Business Day during an Interest Calculation Period, the rate for U.S. Dollar swaps with a maturity of 5 years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00a.m., New York City time, on that day.

2yr CMS Rate

On any Business Day during an Interest Calculation Period, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on the Reuters Screen ISDAFIX1 Page as of 11:00a.m., New York City time, on that day.

If either the 5yr CMS Rate or the 2Yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any date, the 5yr CMS Rate or the 2Yr CMS Rate, as applicable, for such date shall be determined as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate (as described under “Description of the Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006).

Rate Cut Off:

SPREAD REF for Saturday, Sunday or a day which is not a Business Day will be SPREAD REF for the immediately preceding Business Day. SPREAD REF in effect on the fifth Business Day prior to an Interest Payment Date will remain in effect until that Interest Payment Date.

Business Days	London and New York

Calculating Agent	Lehman Brothers Special Financing

Denomination:	US$1,000/1,000

U.S. Federal Income Tax Treatment:

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006.

Historical Levels of the 5yr CMS Rate and 2yr CMS Rate

The following shows for illustrative purposed the 5yr CMS Rate and the 2yr CMS Rate in effect on the hypothetical Interest Payment Dates listed below; the Coupon payable on any Interest Payment Date for the Notes for an Interest Calculation Period commencing on or after November 7, 2007, however, will be determined will be determined based on the 5yr CMS Rate and the 2yr CMS Rate in effect on each day during that Interest Calculation Period.  The historical experience of the 5yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 5yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 5yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Payment Dates	5yr CMS Rate (in %)	2yr CMS Rate (in %)	SPREAD REF: 5yr CMS Rate — 2yr CMS Rate (in %)
5/8/2006	5.495	5.422	0.073
11/7/2005	5.05	4.915	0.135
5/9/2005	4.434	4.121	0.313
11/8/2004	3.946	3.182	0.764
5/7/2004	4.466	3.007	1.459
11/7/2003	3.876	2.383	1.493
5/7/2003	2.92	1.602	1.318
11/7/2002	3.336	2.152	1.184
5/7/2002	4.889	3.544	1.345
11/7/2001	4.063	2.715	1.348
5/7/2001	5.469	4.679	0.79
11/7/2000	6.808	6.673	0.135
5/8/2000	7.756	7.609	0.147
11/8/1999	6.533	6.246	0.287
5/7/1999	5.937	5.586	0.351
11/9/1998	5.256	5.1	0.156
5/7/1998	6.037	5.935	0.102
11/7/1997	6.24	6.073	0.167
5/7/1997	6.883	6.571	0.312
11/7/1996	6.268	5.899	0.369
5/7/1996	6.901	6.38	0.521
11/7/1995	6.064	5.729	0.335
5/8/1995	6.684	6.36	0.324
11/7/1994	8.06	7.383	0.677
5/9/1994	7.382	6.531	0.851
11/8/1993	5.274	4.27	1.004
5/7/1993	5.271	3.953	1.318
11/9/1992	6.479	4.937	1.542
5/7/1992	7.102	5.523	1.579
11/7/1991	7.19	5.9	1.29
5/7/1991	8.34	7.35	0.99
11/7/1990	8.84	8.27	0.57
5/7/1990	9.56	9.3	0.26
11/7/1989	8.69	8.44	0.25
5/8/1989	9.78	9.85	-0.07
11/7/1988	9.39	9.12	0.27
5/9/1988	9.37	8.69	0.68
11/9/1987	9.34	8.55	0.79
5/8/2006	5.495	5.422	0.073
11/7/2005	5.05	4.915	0.135
5/9/2005	4.434	4.121	0.313
11/8/2004	3.946	3.182	0.764
5/7/2004	4.466	3.007	1.459

11/7/2003	3.876	2.383	1.493
5/7/2003	2.92	1.602	1.318
11/7/2002	3.336	2.152	1.184
5/7/2002	4.889	3.544	1.345
11/7/2001	4.063	2.715	1.348
5/7/2001	5.469	4.679	0.79
11/7/2000	6.808	6.673	0.135
5/8/2000	7.756	7.609	0.147
11/8/1999	6.533	6.246	0.287
5/7/1999	5.937	5.586	0.351
11/9/1998	5.256	5.1	0.156
5/7/1998	6.037	5.935	0.102
11/7/1997	6.24	6.073	0.167
5/7/1997	6.883	6.571	0.312
11/7/1996	6.268	5.899	0.369
5/7/1996	6.901	6.38	0.521
11/7/1995	6.064	5.729	0.335
5/8/1995	6.684	6.36	0.324
11/7/1994	8.06	7.383	0.677
5/9/1994	7.382	6.531	0.851
11/8/1993	5.274	4.27	1.004
5/7/1993	5.271	3.953	1.318
11/9/1992	6.479	4.937	1.542
5/7/1992	7.102	5.523	1.579
11/7/1991	7.19	5.9	1.29
5/7/1991	8.34	7.35	0.99
11/7/1990	8.84	8.27	0.57
5/7/1990	9.56	9.3	0.26
11/7/1989	8.69	8.44	0.25
5/8/1989	9.78	9.85	-0.07
11/7/1988	9.39	9.12	0.27
5/9/1988	9.37	8.69	0.68
11/9/1987	9.34	8.55	0.79